Exhibit 107

Calculation of Filing Fee Table

Form F-3
(Form Type)

PainReform Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(4)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value per share	457(c)	3,262,695	(2)	$2.305	(3)	$7,520,511.98	0.0001531	$1,151.40
Total Offering Amount			3,262,695		2.305		$7,520,511.98		$1,151.40
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$1,151.40

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)
Consists of 3,262,695 ordinary shares consisting of (i) 178,769 ordinary shares, (ii) 223,792 ordinary shares issuable upon the exercise of Pre Funded Regular Warrants, (iii) 685,004 ordinary shares issuable upon the exercise of Pre Funded Milestone Warrants, (iv) 1,087,565 ordinary shares issuable upon the exercise of Milestone Warrant A and (v) 1,087,565 ordinary shares issuable upon the exercise of Milestone Warrant B. All 3,262,695 ordinary shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-3.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high ($2.38) and low ($2.23) sale prices of the Registrant’s ordinary shares on the Nasdaq Capital Market on May 1, 2025.

(4)	The Registrant will not receive any proceeds from the sale of its ordinary shares by the selling shareholder.